UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2007

PINNACLE ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13641	95-3667491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Parkway Las Vegas, Nevada	89169
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (702) 784-7777

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(d)

On July 24, 2007, the Board of Directors of Pinnacle Entertainment, Inc., a Delaware corporation (“Pinnacle”), elected Stephen C. Comer to the Board of Directors. Mr. Comer will hold office until the next annual meeting of stockholders (and until his successor shall have been duly elected and qualified). Pinnacle has not yet made a determination as to the committees on which Mr. Comer will serve. Mr. Comer is a former managing partner of Deloitte & Touche LLP’s Nevada practice and is a member of the board of directors of Southwest Gas Corporation.

There is currently no arrangement or understanding between Mr. Comer and any other persons pursuant to which he was selected as a director of Pinnacle and Mr. Comer is not a party to any transaction that would be required to be disclosed by Pinnacle pursuant to Item 404(a) of Regulation S-K.

Mr. Comer will receive non-employee directors compensation as previously established and disclosed for the other non-employee directors of Pinnacle. Such compensation includes, among other things, a grant of options to purchase 10,000 shares of Pinnacle’s Common Stock. As reported in the Form 4 filed on July 26, 2007, Mr. Comer was granted such options on July 24, 2007 at an exercise price equal to the closing price of Pinnacle’s Common Stock on such date, or $28.83. Such options shall vest in five equal installments over five years, so that all of the options shall be vested on July 24, 2012. Mr. Comer shall also be eligible to participate in all other previously established and disclosed plans in which non-employee directors participate. Such compensation and plans are described in Pinnacle’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 10, 2007.

On July 30, 2007, Pinnacle issued a press release announcing the election of Mr. Comer to the Board of Directors. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

Exhibit 99.1	Press release dated July 30, 2007, issued by Pinnacle Entertainment, Inc.

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC.
(Registrant)

Date: July 30, 2007	By:	/s/ Stephen H. Capp
Stephen H. Capp
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 99.1	Press release dated July 30, 2007, issued by Pinnacle Entertainment, Inc.